UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

April 30, 2012 (April 24, 2012)
Date of Report (Date of earliest event reported)

Pitney Bowes Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3579	06-0495050
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

World Headquarters
1 Elmcroft Road
Stamford, Connecticut 06926-0700
(Address of principal executive offices)

(203) 356-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 24, 2012, Pitney Bowes Inc., (the “Company”), as Borrower, entered into a Credit Agreement among the Company, each of the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Securities LLC and RBS Securities Inc., as bookrunners and lead arrangers, providing for revolving credit commitments in the aggregate amount of $1 billion (the “Credit Agreement”). The following is a summary only of the Credit Agreement.

In connection with entering into the Credit Agreement, the Company terminated the existing Credit Agreement, dated as of May 21, 2010, which provided for revolving credit commitments in the aggregate amount of $1.25 billion, and which was scheduled to expire in May 2013. The Credit Agreement has a four-year term and amounts may be borrowed in any combination of U.S. dollars, Pounds Sterling, euros and such other currencies as may be agreed upon for general corporate purposes. The commitment includes a sublimit for the issuance of one or more letters of credit not exceeding an aggregate face amount of $200 million, denominated in U.S. dollars, Pounds Sterling, euros or such other currencies as may be agreed upon. No proceeds from the Credit Agreement were drawn down at closing.

From and after the Effective Date, the Company may, subject to the satisfaction of certain conditions and consent by the administrative agent, designate one or more of the Company’s domestic or foreign subsidiaries as an additional borrower under the Facility. Following such designation and acceptance thereof by the administrative agent, the obligations of such additional borrower would be guaranteed by the Company.

Borrowings under the Credit Agreement will bear interest at a rate per annum equal to, at the option of the Company, (1) LIBOR for the relevant currency plus an applicable margin based upon the corporate credit ratings of the Company, or (2) an alternate base rate equal to the highest of (i) the federal funds effective rate plus 0.50%, (ii) JPMorgan Chase Bank, N.A.’s prime rate and (iii) one-month LIBOR plus 1%, plus an applicable margin based upon the corporate credit ratings of the Company. In addition, the Company may request that the lenders offer to make absolute rate or LIBOR rate loans to the Company (or, if applicable, a subsidiary borrower) subject to such lower interest rate to which a lender may agree.

The Credit Agreement also requires payment to the lenders of a facility fee on the amount of the lenders’ commitments under the credit facility from time to time at rates based upon the applicable corporate credit ratings of the Company. Voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the credit facility are permissible without penalty, subject to certain conditions pertaining to minimum notice and minimum reduction amounts.

The Credit Agreement contains affirmative and negative covenants that we believe are usual and customary for senior unsecured credit agreements, including a financial covenant requiring a maximum of a 3.5 to 1.0 adjusted leverage ratio, which is the ratio of the Company’s total adjusted debt to its adjusted consolidated EBITDA, each as defined in the Credit Agreement.

The negative covenants are substantially similar to those in the existing credit agreement noted above, and include, among other things, limitations (each of which is subject to customary exceptions for financings of this type) on our ability to:

•	grant liens;

•	enter into transactions resulting in fundamental changes (such as mergers or sales of all or substantially all of the assets of the Company); and

•	make any material change in the fundamental nature of the business of the Company and its subsidiaries.

The Credit Agreement also contains customary events of default (subject to grace periods, as appropriate) including among others: nonpayment of principal, interest or fees; breach of the financial, affirmative or negative covenants; breach of the representations or warranties in any material respect; payment default on, or acceleration of, other material indebtedness; bankruptcy or insolvency; material judgments entered against the Company or any of its subsidiaries; certain ERISA violations; and a change of control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pitney Bowes Inc.

April 30, 2012

/s/ Michael Monahan

Michael Monahan
Executive Vice President and Chief Financial Officer